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Exhibit (a)(1)(x)

Supplement

to the

Offer to Purchase for Cash

by

Kerr-McGee Corporation

of

Up to 43,500,000 Shares of Its Common Stock
(Including the Associated Preferred Stock Purchase Rights)
at
A Purchase Price Not Greater Than $92.00 Nor Less Than $85.00 Per Share

May 2, 2005

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 18, 2005,
UNLESS THE TENDER OFFER IS EXTENDED.

        Kerr-McGee Corporation, a Delaware corporation ("Kerr-McGee"), hereby amends and supplements its offer to purchase for cash up to 43,500,000 shares of its common stock, par value $1.00 per share, for purchase by us at a price not greater than $92.00 nor less than $85.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Letter of Transmittal, as amended and restated by the Amended Letter of Transmittal (which together, as they may be further amended or supplemented from time to time, constitute the "tender offer"), to eliminate the priority for holders of "odd lots" with respect to proration that was initially contemplated in the tender offer. A person holds an "odd lot" when he or she owns fewer than 100 shares.

        We will select the lowest purchase price that will allow us to purchase 43,500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the proration and conditional tender provisions described in the Offer to Purchase, as amended and supplemented by this Supplement, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Prior to amending the tender offer, holders of "odd lots" who properly tendered all of their shares in the tender offer would have had priority over all other tendering stockholders with respect to proration. Following the amendment of the tender offer and except for those stockholders tendering their shares conditionally as provided in Section 6 of the Offer to Purchase, as amended and supplemented by this Supplement, all tendering stockholders will be subject to proration, if any, on the same basis.

        Stockholders who have already properly tendered shares pursuant to the procedures set forth in the Offer to Purchase, dated April 18, 2005, and the related Letter of Transmittal are not required to take any further action to properly tender their shares in the tender offer. If such stockholders wish to withdraw their shares from the tender offer, they must follow the procedures set forth in Section 4 of the Offer to Purchase, as amended and supplemented by this Supplement. Even after the date of this Supplement, stockholders may continue to use the original Letter of Transmittal to properly tender shares in the tender offer. We will disregard all elections for "odd lot" preferential treatment made by stockholders who have properly tendered (and not properly withdrawn) shares in the tender offer pursuant to the procedures set forth in the Offer to Purchase, dated April 18, 2005, and the related Letter of Transmittal and all shares properly tendered by such stockholders (and not properly withdrawn) will be subject to proration, if any, on the same basis as all other tendering stockholders as set forth in the Offer to Purchase, as amended and supplemented by this Supplement, except for those stockholders tendering their shares conditionally as provided in Section 6 of the Offer to Purchase, as amended and supplemented by this Supplement.

        Our intent is to purchase up to $4 billion of our shares in the tender offer. In the event the final purchase price is less than the maximum purchase price of $92.00 per share and more than 43,500,000 shares are tendered in the tender offer at or below the purchase price, we intend to exercise our right to purchase up to an additional 2% of our outstanding shares without extending the tender offer, so that we repurchase up to $4 billion of our shares. By way of example, if the final purchase price is the minimum purchase price of $85.00 per share, we intend to purchase up to an additional 3,227,763 of our outstanding shares to the extent tendered in the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares, subject to applicable law.

        Unless the context requires otherwise, all references to shares shall refer to the shares of common stock, par value $1.00 per share, of Kerr-McGee and shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of July 26, 2001, between us and UMB Bank, n.a., as amended by the First Amendment to Rights Agreement, dated as of July 30, 2001, between us and UMB Bank, n.a. All shares tendered and purchased will include such associated preferred stock purchase rights.

        Unless the context requires otherwise, all references to the "Letter of Transmittal" in the Offer to Purchase shall mean the Amended Letter of Transmittal and all references to the "Notice of Guaranteed Delivery" in the Offer to Purchase shall mean the Amended Notice of Guaranteed Delivery. In addition to the foregoing, Kerr-McGee has made the following amendments and clarifications to the Offer to Purchase:

1.    Cover Page of the Offer to Purchase.

  •
  The fourth sentence of the first paragraph is hereby amended and restated as follows:

      "However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered."

2.    Summary Term Sheet.

  •
  The third sentence in the answer to the question "How many shares will Kerr-McGee purchase?" is hereby amended and restated as follows:

      "If more than 43,500,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis."

  •
  The answer to the question "In what order will you purchase the tendered shares?" is hereby amended and restated as follows:

      "We will purchase shares:

        •
        first, on a pro rata basis from all stockholders who properly tender shares at or below the purchase price selected by us and who do not properly withdraw them before the expiration of the tender offer, other than stockholders who tender conditionally as described in Section 6 and whose conditions are not satisfied; and

        •
        second, only if necessary to permit us to purchase 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the purchase price selected by us subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for the purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6.

      Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1."

3.    Forward-Looking Statements.

  •
  The fourth sentence of the final paragraph is hereby deleted in its entirety.

4.    Introduction.

  •
  The third sentence of the third paragraph is hereby amended and restated as follows:

      "However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered."

  •
  The eighth paragraph is hereby amended and restated as follows:

      "If, at the Expiration Date, more than 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

        •
        first, on a pro rata basis from all stockholders who properly tender shares at or below the purchase price selected by us and who do not properly withdraw them before the expiration of the tender offer, other than stockholders who tender conditionally as described in Section 6 and whose conditions are not satisfied; and

        •
        second, only if necessary to permit us to purchase 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the purchase price selected by us subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for the purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6."

5.    Section 1—Number of Shares; Priority of Purchases; Proration.

  •
  The three bullet points in the subsection entitled "Priority of Purchases" are hereby amended and restated as follows:

"	•	first, we will purchase all shares properly tendered and not properly withdrawn before the expiration date of the tender offer, at prices at or below the purchase price selected by us on a pro rata basis (except for shares tendered subject to the condition that a specified minimum of the stockholder's shares be purchased as described in Section 6, and which condition was not satisfied) with appropriate adjustments to avoid purchases of fractional shares, as described below; and
	•	second, only if necessary to permit us to purchase 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), we will purchase shares from holders who have tendered shares at or below the purchase price selected by us subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for the purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer."

  •
  The subsection entitled "Odd Lots" is hereby deleted in its entirety.

  •
  The second and third sentences of the subsection entitled "Proration" are hereby amended and restated as follows:

"Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, in each case, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until five to seven business days after the Expiration Date."

6.    Section 3—Procedures for Tendering Shares.

  •
  The final paragraph under the subsection entitled "Proper Tender of Shares" is hereby deleted in its entirety.

7.    Section 5—Purchase of Shares and Payment of Purchase Price.

  •
  The final sentence of the first paragraph is hereby amended and restated as follows:

"For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer."

8.    Section 6—Conditional Tender of Shares.

  •
  The first sentence of the first paragraph is hereby amended and restated as follows:

"In the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the Expiration Date will be subject to proration."
  •
  The first sentence of the second paragraph is hereby amended and restated as follows:

"After the Expiration Date, if more than 43,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based on all shares properly tendered, conditionally or unconditionally, and not properly withdrawn."

9.    Section 10—Certain Information Concerning Us.

  •
  The Kerr-McGee Corporation and Subsidiary Companies Summary Historical and Pro Forma Consolidated Financial Information (Unaudited) table is hereby amended and restated as follows:

"Kerr-McGee Corporation and Subsidiary Companies

Summary Historical and Pro Forma Consolidated Financial Information (Unaudited)

(millions of dollars, except per share amounts)

	Historical For the Years Ended December 31,		Year Ended December 31, 2004 Pro Forma Assuming Tender Price of
Statement of Operations Data
	2003	2004	$92/share	$85/share
Revenues	$4,080	$5,157	$5,607	$5,607
Costs and operating expenses exclusive of interest and debt expense	3,313	4,201	4,529	4,529
Interest and debt expense	251	245	499	497
Income from continuing operations	264	415	327	328
Net income	219	404	316	317
Income from Continuing Operations per Share:
Basic	$2.63	$3.29	$3.07	$3.18
Diluted	$2.58	$3.19	$2.97	$3.07
Net Income per Share:
Basic	$2.18	$3.20	$2.97	$3.07
Diluted	$2.17	$3.11	$2.88	$2.97
Ratio of earnings to fixed charges(1)	2.6	3.4	2.0	2.0
			At December 31, 2004 Pro Forma Assuming Tender Price of
	Historical at December 31,
Balance Sheet Data
	2003	2004	$92/share	$85/share
Current assets	$1,833	$1,887	$1,811	$1,811
Noncurrent assets	8,417	12,631	12,683	12,683
Total assets	10,250	14,518	14,494	14,494
Current liabilities	2,232	2,505	2,531	2,531
Long-term debt	3,081	3,236	6,699	6,669
Other noncurrent liabilities	2,301	3,459	3,459	3,459
Total stockholders' equity	2,636	5,318	1,805	1,835
Shares outstanding (in thousands)	100,860	151,889	117,467	114,239
Book value per share(2)	$26.14	$35.01	$15.37	$16.06

(1)
For the purpose of determining the ratio of earnings to fixed charges, earnings include income from continuing operations before income taxes, equity in losses of equity method investees and fixed charges net of interest capitalized, plus distributed income of equity method investees. Fixed charges include interest expense (before considering capitalized interest) and a portion of rental expense representing an interest factor.

(2)
Book value per share represents total stockholders' equity divided by shares outstanding net of shares held in treasury and does not include the effect of stock options or other potentially dilutive securities."

        Stockholders should read the Offer to Purchase in conjunction with this Supplement in considering whether to tender their shares. To the extent that any information or revision contained in this Supplement is inconsistent with the information in the Offer to Purchase, the information and revisions in this Supplement shall control. Capitalized terms used herein but not otherwise defined have the meaning ascribed to such terms in the Offer to Purchase.

        The Amended Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

UMB Bank, n.a.

By Mail: Kerr-McGee Exchange c/o UMB Bank P.O. Box 859208 Braintree, MA 02185-9208	By Overnight Delivery: Kerr-McGee Exchange c/o UMB Bank 161 Bay State Drive Braintree, MA 02184	By Hand: Kerr-McGee Exchange c/o UMB Bank 928 Grand Blvd. 5th Floor Kansas City, MO 64106

By Facsimile Transmission:
(Eligible Institutions Only)
781-380-3388

Confirm receipt of fax by Telephone:
(Eligible Institutions Only)
781-843-1833 (ext 200)

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Supplement and the Amended Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

17 State Street
New York, NY 10004
Stockholders call toll-free (877) 278-6310
Banks and brokers call (212) 440-9800

The Dealer Managers for the Tender Offer are:

J.P. Morgan Securities Inc. 277 Park Avenue New York, New York 10172 (212) 622-2470 (Call Collect) (866) 229-1836 (Call Toll Free)	Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019 (212) 526-7850 (Call Collect) (800) 666-2388 ext. 57850 (Call Toll Free) Attn: Equity Corporate Services, Kevin Blum

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"Kerr-McGee Corporation and Subsidiary Companies Summary Historical and Pro Forma Consolidated Financial Information (Unaudited) (millions of dollars, except per share amounts)